Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Fiona Abolade

VCampus Corporation

(703) 654-7221

fabolade@vcampus.com

VCAMPUS RECEIVES AND APPEALS NASDAQ STAFF DETERMINATION

Reston, VA — April 28, 2006 — VCampus Corporation (Nasdaq: VCMP) today announced that it recently received a Nasdaq Staff Determination letter confirming that VCampus has failed to regain compliance with the minimum $1.00 closing bid price per share requirement for continued listing on The Nasdaq Capital Market (as set forth in Nasdaq’s Marketplace Rule 4310(c)(4)) during the 180-day cure period provided to VCampus on October 28, 2005. VCampus plans to file an appeal of this Staff Determination and plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination, which action will automatically stay the delisting proceedings pending resolution of the appeal.

During the appeal process and until the Panel’s ultimate determination, VCampus’ common stock will continue to be traded on The Nasdaq Capital Market. Hearings with the Panel typically occur within 30 to 45 days of a company’s request. Had VCampus not timely filed its appeal, its shares of common stock would have been subject to delisting as of May 8, 2006. VCampus believes that it continues to comply with all Nasdaq Capital Market listing qualifications other than the minimum bid price per share.

VCampus intends to present, among other things, a plan to the Panel for achieving and sustaining compliance with the Nasdaq Marketplace Rules, as well as information regarding VCampus’ pending acquisition of Prosoft Learning Corporation.

VCampus can regain compliance with the minimum bid price requirement if its common stock closes at or above $1 for at least 10 consecutive business days, in which case VCampus would expect to receive notification from Nasdaq that it has regained compliance and that the hearing process will be terminated. However, there can be no assurance that VCampus can regain compliance with the minimum bid price requirement for the required period of time prior to or following the hearing. VCampus does not intend to pursue stockholder approval for a reverse stock split as a means of regaining compliance with the minimum bid price requirement.

If the contemplated appeal is unsuccessful, VCampus expects that its shares of common stock will be immediately eligible for quotation on the Nasdaq OTC Bulletin Board.

About VCampus

VCampus Corporation (NASDAQ:  VCMP), a provider of end-to-end e-learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content. Through its innovative Select Partner(TM) Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs. The Select Partner Program provides custom course development, publishing, hosting, e-commerce, reporting, account support and marketing services. With more than a decade of e-learning experience, VCampus has delivered more than 3 million courses to more than 1 million desktops/users in professional credentialing and certification organizations, associations, non-profits, corporations, government agencies and higher education institutions. VCampus distributes a courseware library of more than 3,800 Web-based courses. VCampus Corporation is headquartered in Reston, Virginia. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” and “Select Partner” are registered trademarks of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion or scheduled product launch dates are forward-looking, and words such as “anticipates,” “believes,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “might,” “should,” “will” and “would,” and other forms of these words or similar words, are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner Program or the timely release of products; (4) uncertainties regarding ability to achieve growth organically or otherwise and to consummate and integrate any acquisitions, including Prosoft; (5) growing competition; and (6) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, and other SEC filings.